================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             NACCO INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                         [NACCO, Industries, Inc. logo]
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of stockholders of NACCO Industries, Inc. (the "Company") will be held on Wednesday, May 13, 1998, at 9:00 A.M., at 5875 Landerbrook Drive, Mayfield Heights, Ohio, for the purpose of:

     (1) Electing ten directors for the ensuing year.

     (2) Confirming the appointment of the independent certified public accountants of the Company for the current fiscal year.

     (3) Transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                            CHARLES A. BITTENBENDER
                                            Secretary

March 30, 1998

     THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1997 IS BEING MAILED TO STOCKHOLDERS CONCURRENTLY HEREWITH. THE ANNUAL REPORT CONTAINS FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANY, BUT IS NOT INCORPORATED INTO THE PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.

                            ------------------------

     PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, TWO FORMS OF PROXY ARE ENCLOSED AND BOTH SHOULD BE FILLED OUT AND RETURNED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         [NACCO, INDUSTRIES, INC. LOGO]
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                       PROXY STATEMENT -- MARCH 30, 1998

     This Proxy Statement is furnished in connection with the solicitation by the directors of NACCO Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held on May 13, 1998 (the "Annual Meeting"). This Proxy Statement and the related form(s) of proxy are being mailed to stockholders commencing on or about March 30, 1998.

     If the enclosed form(s) of proxy are executed and returned, the shares represented by them will be voted as directed on all matters properly coming before the Annual Meeting for a vote. The proxies may be revoked at any time prior to their exercise by giving notice to the Company in writing or by a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

     Stockholders of record at the close of business on March 13, 1998 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,495,254 shares of Class A Common Stock, par value $1.00 per share ("Class A Common"), and 1,667,963 shares of Class B Common Stock, par value $1.00 per share ("Class B Common"). Each share of Class A Common is entitled to one vote for a nominee for each of the ten directorships to be filled and one vote on each other matter brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter brought before the Annual Meeting.

     At the Annual Meeting, in accordance with Delaware law and the Company's By-Laws, the inspectors of election appointed by the Board of Directors for the Annual Meeting shall determine the presence of a quorum and shall tabulate the results of stockholder voting. As provided by Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, shall constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. Such inspectors shall also treat proxies held in "street name" by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes") as "present."

     Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting. In accordance with Delaware law, nominees for election as directors receiving the greatest number of votes will be elected directors. In accordance with Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock which has voting power present in person or by proxy, and which is actually voted, shall decide any other proposal which is brought before the Annual Meeting. As a result, abstentions in respect of any proposal and broker non-votes will not be counted for purposes of determining whether such proposal has received the requisite approval by the Company's stockholders.

     In accordance with Delaware law and the Company's By-Laws, the Company may, by a vote of the stockholders, adjourn the Annual Meeting to a later date or dates, without changing the record date. If the Company were to determine that an adjournment were desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

                           BUSINESS TO BE TRANSACTED

     The Board of Directors will present two proposals to the stockholders of the Company at the Annual Meeting. Information concerning the first proposal, "Election of Directors", is found on pages 3 to 24 of this Proxy Statement. Information concerning the second proposal, "Confirmation of Appointment of Independent Certified Public Accountants", is found on page 24 of this Proxy Statement.

1. ELECTION OF DIRECTORS

     It is intended that shares represented by proxies in the enclosed form(s) will be voted for the election of the nominees named in the following table to serve as directors for a term of one year and until their successors are elected, unless contrary instructions are received. All of the nominees listed below presently serve as directors of the Company and were elected at the Company's 1997 annual meeting of stockholders. John J. Dwyer, who has been a director of the Company since 1988, is not standing for reelection. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, such shares will be voted for such other person as the proxy holders may select.

                                                     PRINCIPAL OCCUPATION AND BUSINESS
                                                   EXPERIENCE DURING LAST FIVE YEARS AND        DIRECTOR
                NAME                   AGE        OTHER DIRECTORSHIPS IN PUBLIC COMPANIES        SINCE
                ----                   ---   -------------------------------------------------  --------
Owsley Brown II                        55    Chairman and Chief Executive Officer of              1993
                                             Brown-Forman Corporation (a diversified producer
                                             and marketer of consumer products). From prior to
                                             1993 to 1994, President of Brown-Forman
                                             Corporation. Also director of Brown-Forman
                                             Corporation, Hilliard Lyons Trust Company, LG&E
                                             Energy Corp. and Louisville Gas and Electric
                                             Company.
Robert M. Gates                        54    Consultant, author and lecturer. From prior to       1993
                                             1993 to 1993, Director of Central Intelligence
                                             for the United States. Former Assistant to the
                                             President of the United States and Deputy for
                                             National Security Affairs, National Security
                                             Council. Also director of LucasVarity plc and TRW
                                             Inc., and trustee of Fidelity Funds.
Leon J. Hendrix, Jr.                   56    Principal, Clayton, Dubilier & Rice, Inc.            1995
                                             (private investment firm); Chairman and Chief
                                             Executive Officer of Remington Arms Co. (a
                                             manufacturer and marketer of sporting arms and
                                             ammunition). From prior to 1993 through October
                                             1993, Executive Vice President and Chief
                                             Operating Officer of Reliance Electric Company.
                                             Also director of Cambrex Corp., Keithley
                                             Instruments, Inc., Remington Arms Co., Riverwood
                                             Holding, Inc. and Wesco Distribution, Inc.
Dennis W. LaBarre                      55    Partner in the law firm of Jones, Day, Reavis &      1982
                                             Pogue.
Alfred M. Rankin, Jr.                  56    Chairman, President and Chief Executive Officer      1972
                                             of the Company. From prior to 1993 to 1994,
                                             President and Chief Executive Officer of the
                                             Company. Also director of The BFGoodrich Company,
                                             The Standard Products Company and The Vanguard
                                             Group.
Ian M. Ross                            70    President Emeritus of AT&T Bell Laboratories (the    1995
                                             research and development subsidiary of AT&T).
                                             Also director of The BFGoodrich Company and
                                             Thomas & Betts Corporation.

                                                     PRINCIPAL OCCUPATION AND BUSINESS
                                                   EXPERIENCE DURING LAST FIVE YEARS AND        DIRECTOR
                NAME                   AGE        OTHER DIRECTORSHIPS IN PUBLIC COMPANIES        SINCE
                ----                   ---   -------------------------------------------------  --------
John C. Sawhill                        61    President and Chief Executive Officer of The         1990
                                             Nature Conservancy (a non-profit conservation
                                             organization). Also director of PG & E
                                             Corporation, The Procter & Gamble Company and The
                                             Vanguard Group. Previously director of the
                                             Company, 1978 to 1980.
Britton T. Taplin                      41    Partner in Western Skies Group, Inc. (a developer    1992
                                             of medical office and health care-related
                                             facilities).
David F. Taplin                        48    Self-employed (farming).                             1997
John F. Turben                         62    Chairman of the Board of Kirtland Capital            1997
                                             Corporation (private investment partnership).
                                             Also director of PVC Container Corporation and
                                             Unifrax Corporation.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON

     Set forth in the following table is the indicated information as of December 31, 1997 (except as otherwise indicated) with respect to (1) each person who is known to the Company to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to the Company to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by the directors, the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executive Officers") and all executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"), which provide, among other things, that (a) a person is deemed to be the beneficial owner of Class A Common or Class B Common if such person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within 60 days, and (b) when two or more persons agree to act together for the purpose of holding, voting or disposing of Class A Common or Class B Common, as the case may be, the group formed thereby is deemed to be a person which has acquired beneficial ownership of all Class A Common or Class B Common, as the case may be, beneficially owned by each member of the group. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                        SOLE
                                                       VOTING            SHARED
                                                        AND            VOTING OR                              PERCENT
                                     TITLE OF        INVESTMENT        INVESTMENT          AGGREGATE          OF CLASS
                NAME                  CLASS            POWER             POWER              AMOUNT             (1)(2)
                ----                 --------        ----------        ----------          ---------          --------
Clara Taplin Rankin, et al. (3)      Class B                 (3)               (3)         1,542,757(3)        92.04%
c/o KeyCorp Shareholder
Services, Inc.
P.O. Box 6477
Cleveland, OH 44101
CTR Family Associates,               Class B                 (3)(4)            (3)(4)       472,371(3)(4)      28.18%
L.P., et al. (4)
Suite 300
5875 Landerbrook Drive
Mayfield Hts., OH 44124-4017
Rankin Associates II,                Class A                 (5)               (5)          738,295(5)         11.40%
L.P., et al. (5)
Suite 300
5875 Landerbrook Drive
Mayfield Hts., OH 44124-4017
Clara Taplin Rankin                  Class A               --           752,295(5)(6)       752,295(5)(6)      11.61%
3151 Chagrin River Road              Class B               --           479,371(3)(4)(6)    479,371(3)(4)(6)   28.60%
Chagrin Falls, OH 44022
Frank E. Taplin, Jr.                 Class A          347,548            14,000(6)          361,548(6)          5.58%
55 Armour Road                       Class B          284,728(3)          7,000(3)(6)       291,728(3)(6)      17.40%
Princeton, NJ 08540
Thomas E. Taplin                     Class A          528,500            14,000(6)          542,500(6)          8.38%
950 South Cherry St. #506            Class B          310,000(3)          7,000(3)(6)       317,000(3)(6)      18.91%
Denver, CO 80222
Owsley Brown II                      Class A            1,973                --               2,007(7)            --
                                     Class B               --                --                  --               --
John J. Dwyer                        Class A            2,180                --               2,248(7)            --
                                     Class B               --                --                  --               --
Robert M. Gates                      Class A            1,092                --               1,126(7)            --
                                     Class B               --                --                  --               --
Leon J. Hendrix, Jr.                 Class A            2,411                --               2,468(7)            --
                                     Class B               --                --                  --               --
Dennis W. LaBarre                    Class A            1,906                --               1,940(7)            --
                                     Class B              100                --                 100               --
Alfred M. Rankin, Jr.                Class A          122,939           878,991(5)(7)      1,026,930(5)(7)     15.79%
                                     Class B               --           472,371(3)(4)       472,371(3)(4)      28.18%
Ian M. Ross                          Class A            1,031                --               1,065(7)            --
                                     Class B               --                --                  --               --
John C. Sawhill                      Class A            6,130                --               6,207(7)            --
                                     Class B               --                --                  --               --
Britton T. Taplin                    Class A           11,909                --              11,943(7)          0.18%
                                     Class B           27,495(3)             --              27,495(3)          1.64%
David F. Taplin                      Class A           21,878            32,306              54,218(7)          0.84%
                                     Class B           13,550(3)             --              13,550(3)          0.81%
John F. Turben                       Class A            1,122                --               1,156(7)            --
                                     Class B               --                --                  --               --
Reginald R. Eklund                   Class A               --             1,000               1,000               --
                                     Class B               --                --                  --               --
Richard E. Posey                     Class A               --                --                  --               --
                                     Class B               --                --                  --               --
Clifford R. Miercort                 Class A               --                --                  --               --
                                     Class B            1,000                --               1,000               --
Frank G. Muller                      Class A              678                --                 678               --
                                     Class B               --                --                  --               --
All executive officers and           Class A          185,821           946,981(5)(8)      1,160,042(5)(7)(8)  17.83%
directors as a group (37 persons)    Class B           44,270(3)(4)     480,544(3)(4)(8)    524,814(3)(4)(8)   31.31%

---------------

(1) The shares included in note (7) were deemed to be outstanding as of December 31, 1997, for purposes of calculating the percentage owned at such date pursuant to Rule 13d-3 under the Exchange Act.

(2) Less than 0.1%, except as otherwise indicated.

(3) A Schedule 13D filed with the SEC with respect to Class B Common on March 29, 1990, and amended on April 11, 1990 by Amendment No. 1, on March 15, 1991 by Amendment No. 2, on March 20, 1992 by Amendment No. 3 and on March 9, 1993 by Amendment No. 4, and amended and restated on March 30, 1994 by Amendment No. 5, and amended on March 28, 1995 by Amendment No. 1 to the amended and restated Schedule 13D, on March 21, 1996 by Amendment No. 2 to the amended and restated Schedule 13D, on November 25, 1996 by Amendment No. 3 to the amended and restated Schedule 13D, on January 10, 1997 by Amendment No. 4 to the amended and restated Schedule 13D and on March 19, 1997 by Amendment No. 5 to the amended and restated Schedule 13D, reported that the following individuals and entities, together in certain cases with related revocable trusts and custodianships: Clara Taplin Rankin, Alfred M. Rankin, Jr., Victoire G. Rankin, Helen R. Butler, Clara T. Rankin, Thomas T. Rankin, Matthew M. Rankin, Claiborne R. Rankin, Chloe O. Rankin, Roger F. Rankin, Bruce T. Rankin, Frank E. Taplin, Jr., Margaret E. Taplin, Martha S. Kelly, Susan Sichel, Jennifer T. Jerome, Caroline T. Ruschell, David F. Taplin, Thomas E. Taplin, Beatrice B. Taplin, Thomas E. Taplin, Jr., Theodore D. Taplin, Britton T. Taplin, Frank F. Taplin, CTR Family Associates, L.P. (the "Partnership"), Rankin Management, Inc. ("RMI") and National City Bank, as trustee of certain trusts for the benefit of certain individuals named above, their family members and others (collectively, together with such individuals, revocable trusts and custodianships, the "Signatories"), are parties with the Company and KeyCorp Shareholder Services, Inc. (successor to Society National Bank), as depository, to a Stockholders' Agreement, dated as of March 15, 1990, as amended, covering the shares of Class B Common beneficially owned by each of the Signatories (the "Stockholders' Agreement"). The Stockholders' Agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, to offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. Accordingly, the Signatories may be deemed to have acquired beneficial ownership of all of the Class B Common subject to the Stockholders' Agreement, an aggregate of 1,542,757 shares, as a "group" as defined under the Exchange Act. The shares subject to the Stockholders' Agreement constitute 92.04% of the Class B Common outstanding on December 31, 1997, or 66.31% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the Stockholders' Agreement. Under the Stockholders' Agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The Stockholders' Agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common. The Class B Common shown in the foregoing table as beneficially owned by named persons who are Signatories is subject to the Stockholders' Agreement.

(4) A Schedule 13D filed with the SEC with respect to Class B Common on November 25, 1996, and amended on November 26, 1996 by Amendment No. 1 and on January 10, 1997 by Amendment No. 2, reported that the following individuals and entities: Clara Taplin Rankin, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce T. Rankin, Victoire G. Rankin, RMI and the Partnership (collectively, the "Class B Parties" and all the Class B Parties, except the Partnership, the "Class B Partners"), may be deemed as a group to have acquired and to beneficially own 472,371 shares of Class B Common, representing 28.18% of the outstanding Class B Common as of December 31, 1997. Although the Partnership holds the 472,371 shares of Class B Common, which were contributed by the Class B Partners, it does not have any power to vote or to dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other Class B Partners. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the shareholders of RMI. Under the terms of the Limited Partnership Agreement of CTR Family Associates, L.P. (the "Class B Partnership Agreement"), the Partnership may not dispose of Class B Common without the consent of RMI and the approval of the holders of more than 75% of all

    Partnership interests. The Shareholders' Agreement among the shareholders of RMI, the Articles of Incorporation of RMI and the Class B Partnership Agreement restrict the transfer of RMI shares and Partnership interests by RMI's shareholders and the Class B Partners and provide such persons with a right of first refusal to acquire RMI shares or Partnership interests which an RMI shareholder or a Class B Partner desires to sell and a call right to compel the sale of RMI shares or Partnership interests held by RMI shareholders or the Class B Partners who are not members of a "Family Group," consisting of one of Clara Taplin Rankin's sons, his spouse and their descendants. The Class B Common beneficially owned by each of the Class B Partners and the Partnership is also subject to the Stockholders' Agreement described in note (3).

(5) On February 18, 1998, the Company received a Schedule 13D filed with the SEC by Rankin Associates II, L.P. ("Associates") with respect to Class A Common. The Schedule 13D reported that the following individuals and entities: Clara Taplin Rankin, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce T. Rankin, RMI and Associates (collectively, the "Class A Parties" and all the Class A Parties except Associates, the "Class A Partners"), may be deemed as a group to have acquired and to beneficially own 738,295 shares of Class A Common, representing 11.40% of the outstanding Class A Common as of December 31, 1997. Although Associates holds the 738,295 shares of Class A Common, which were contributed by the Class A Partners, it does not have any power to vote or to dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other Class A Partners. RMI exercises such powers by action of its board of directors, which acts by majority vote. Under the terms of the Limited Partnership Agreement of Rankin Associates II, L.P. (the "Class A Partnership Agreement"), Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all partnership interests in Associates. The Shareholders' Agreement among the shareholders of RMI, the Articles of Incorporation of RMI and the Class A Partnership Agreement restrict the transfer of RMI shares and partnership interests in Associates by RMI's shareholders and the Class A Partners and provide such persons with a right of first refusal to acquire RMI shares or partnership interests in Associates which an RMI shareholder or a Class A Partner desires to sell and a call right to compel the sale of RMI shares or partnership interests in Associates held by RMI shareholders or the Class A Partners who are not members of a "Family Group," consisting of one of Clara Taplin Rankin's sons, his spouse and their descendants. The Class A Common shown in the foregoing table as beneficially owned by each of the Class A Partners includes the shares of Class A Common that are subject to the Class A Partnership Agreement.

(6) Clara Taplin Rankin, Frank E. Taplin, Jr. and Thomas E. Taplin are co-settlors of a trust holding an aggregate of 42,000 shares of Class A Common and 21,000 shares of Class B Common, in which each retains a reversionary interest with respect to 14,000 of such shares of Class A Common and 7,000 of such shares of Class B Common. The Class B Common held by the foregoing trust is subject to the Stockholders' Agreement described in note (3).

(7) Includes the following shares which such persons have, or had, within 60 days after December 31, 1997, the right to acquire upon the exercise of stock options: Mr. Rankin, 25,000 shares of Class A Common; and all executive officers and directors as a group, 26,800 shares of Class A Common. Also includes the following shares which the directors have, or had, within 60 days after December 31, 1997, the right to acquire pursuant to the Company's Non-Employee Directors' Equity Compensation Plan for payment of director's fees: Mr. Brown, 34 shares of Class A Common; Mr. Dwyer, 68 shares of Class A Common; Mr. Gates, 34 shares of Class A Common; Mr. Hendrix, 57 shares of Class A Common; Mr. LaBarre, 34 shares of Class A Common; Mr. Ross, 34 shares of Class A Common; Mr. Sawhill, 77 shares of Class A Common; Mr. Britton T. Taplin, 34 shares of Class A Common; Mr. David F. Taplin, 34 shares of Class A Common; and Mr. Turben, 34 shares of Class A Common; and all executive officers and directors as a group, 440 shares of Class A Common.

(8) Includes 28,789 shares of Class A Common and 3,153 shares of Class B Common owned by members of the immediate families of executive officers as to which such executive officers disclaim beneficial ownership.

     Frank E. Taplin, Jr. and Thomas E. Taplin are brothers, and Clara Taplin Rankin is their sister. Britton T. Taplin is the son of Thomas E. Taplin, and David F. Taplin is the son of Frank E. Taplin, Jr. Clara Taplin

Rankin is the mother of Alfred M. Rankin, Jr., and J.C. Butler, Jr., an executive officer of the Company, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing table (including shares as to which such persons had the right to acquire beneficial ownership within 60 days after December 31, 1997) equals 2,037,510 shares or 31.33% of Class A Common and 1,132,172 shares or 67.55% of Class B Common outstanding on December 31, 1997 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). The combined beneficial ownership of all directors of the Company (including shares as to which the directors had the right to acquire beneficial ownership within 60 days after December 31, 1997), together with Clara Taplin Rankin, Frank E. Taplin, Jr., Thomas E. Taplin and all of the executive officers of the Company whose beneficial ownership of Class A Common and Class B Common (including shares which would be held by such executive officers if they exercised certain stock options) must be disclosed in the foregoing table in accordance with Rule 13d-3 under the Exchange Act, equals 2,078,090 shares or 31.95% of Class A Common and 1,140,542 shares or 68.05% of Class B Common outstanding on December 31, 1997 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). Such shares of Class A Common and Class B Common together represent 57.95% of the combined voting power of all Class A Common and Class B Common outstanding on such date (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act).

     There exists no arrangement or understanding between any director and any other person pursuant to which such director was elected. Each director and executive officer serves until his successor is elected and qualified.

DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee and a Nominating, Organization and Compensation Committee (the "Nominating and Compensation Committee"). During 1997, the members of the Audit Committee were Robert M. Gates (Chairman), Leon J. Hendrix, Jr., Dennis W. LaBarre, John C. Sawhill and Britton T. Taplin, and the members of the Nominating and Compensation Committee were John J. Dwyer (Chairman), Robert M. Gates, Ian M. Ross, John C. Sawhill and John F. Turben (beginning May 14, 1997). The other standing committees of the Board of Directors are the Executive Committee, which during 1997 was comprised of John J. Dwyer, Dennis W. LaBarre, Alfred M. Rankin, Jr. (Chairman) and John
C. Sawhill, and the Finance Committee, which during 1997 was comprised of Leon
J. Hendrix, Jr., Dennis W. LaBarre, Alfred M. Rankin, Jr., John C. Sawhill (Chairman), Britton T. Taplin, David F. Taplin (beginning May 14, 1997) and John
F. Turben (beginning May 14, 1997).

     The Audit Committee held four meetings in 1997. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent certified public accountants. The Audit Committee discusses with the internal auditors and the independent public accountants the overall scope and specific plans for their respective audits. The Audit Committee meets regularly with the Company's internal auditors and independent public accountants to discuss the results of their respective examinations, their evaluations of the Company's internal controls, and the Company's financial reporting.

     The Nominating and Compensation Committee held five meetings in 1997. The Nominating and Compensation Committee reviews executive compensation, fixes compensation of the executive officers and incentive compensation, recommends the adoption of and administers all benefit plans, and grants stock options. The Nominating and Compensation Committee also reviews and recommends to the Board of Directors criteria for membership to the Board of Directors, reviews and recommends to the Board of Directors the optimum number and qualifications of directors believed to be desirable, has established and monitors a system to receive suggestions for nominees to directorships of the Company, and identifies and recommends to the Board of Directors specific candidates for membership to the Board of Directors.

     The Finance Committee held three meetings in 1997. The Finance Committee reviews the financing and risk management strategies of the Company and its principal subsidiaries and makes recommendations to the Board of Directors on all matters concerning finance.

     The Executive Committee held no meetings in 1997. The Executive Committee may exercise all of the powers of the Board of Directors in the management and control of the business of the Company during the intervals between meetings of the Board of Directors.

     The Board of Directors held five meetings in 1997. All of the incumbent directors attended at least 75 percent of the total meetings held by the Board of Directors and by the committees on which they served during 1997.

COMPENSATION OF DIRECTORS

     Each director who is not an officer of the Company or its subsidiaries receives a retainer of $30,000 for each calendar year for service on the Board of Directors and on subsidiary boards of directors. In addition, each such director receives $500 for attending each meeting of the Board of Directors and each meeting of a committee thereof, as well as for each meeting of a subsidiary board of directors or committee thereof on which such director serves. Such fees for attendance at board meetings may not exceed $1,000 per day. In addition, the chairman of each committee of the Board of Directors and the subsidiary boards of directors receives $4,000 for each calendar year for service as committee chairman. Under the Company's Non-Employee Directors' Equity Compensation Plan (the "Non-Employee Directors' Plan"), each director who is not an officer of the Company or its subsidiaries receives 50% of his annual retainer ($15,000) in shares of Class A Common. These shares may not be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than (a) by will or the laws of descent and distribution,
(b) pursuant to a qualifying domestic relations order, or (c) to a trust for the benefit of the director, or his spouse, children or grandchildren. The foregoing restrictions on transfer lapse upon the earliest to occur of (i) the date which is ten years after the last day of the calendar quarter for which such shares were earned, (ii) the date of the death or permanent disability of the director,
(iii) five years (or earlier with the approval of the Board of Directors) from the date of the retirement of the director from the Board of Directors of the Company, and (iv) the date that a director is both retired from the Board of Directors of the Company and has reached 70 years of age. In addition, each director has the right under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his annual retainer, meeting attendance fees and any committee chairman's fee. These voluntary shares are not subject to the foregoing restrictions.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual, long-term and all other compensation for services in all capacities to the Company of the Chief Executive Officer and the four persons who were, as of December 31, 1997, the Named Executive Officers of the Company and its principal subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG"), Hamilton Beach/Proctor-Silex, Inc. ("Hamilton Beach/Proctor-Silex") and The North American Coal Corporation ("North American Coal").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                          PAYOUTS
                                                 ANNUAL COMPENSATION    ------------
                                                ---------------------       LTIP        ALL OTHER
                                       FISCAL    SALARY      BONUS        PAYOUTS      COMPENSATION
      NAME & PRINCIPAL POSITION         YEAR      ($)         ($)           ($)            ($)
      -------------------------        ------   --------   ----------   ------------   ------------
Alfred M. Rankin, Jr.                   1997    $742,400(1) $  464,900(2)   $855,452(3)   $333,002(4)(5)
  Chairman, President and               1996    $704,700(1) $  290,400(2)   $677,162(3)   $275,201(4)(5)
  Chief Executive Officer               1995    $663,700(1)$1,098,171(2)(6)       --      $255,313(4)(5)
  of the Company
Reginald R. Eklund                      1997    $410,300(1) $  249,154(7)         --     $ 90,298(8)
  President and Chief                   1996    $394,808(1) $  109,785(7)         --     $ 69,712(8)
  Executive Officer of                  1995    $373,100(1) $  118,264(7)         --     $ 77,767(8)
  NMHG
Richard E. Posey (9)                    1997    $372,604(1) $  239,200(10)         --    $ 85,093(11)
  President and Chief                   1996    $358,450(1) $  170,500(10)         --    $ 91,426(11)
  Executive Officer of                  1995    $121,086(1) $  122,700(10)         --    $ 13,568(11)
  Hamilton Beach/Proctor-Silex
Clifford R. Miercort                    1997    $343,982(1) $  166,100(12)         --    $ 44,811(13)
  President and Chief                   1996    $325,520(1) $  170,717(12)         --    $ 32,466(13)
  Executive Officer of                  1995    $307,747(1) $  124,700(12)         --    $ 34,329(13)
  North American Coal
Frank G. Muller                         1997    $254,800(1) $  145,038(14)         --    $ 52,710(15)
  Vice President of NMHG,               1996    $241,000(1) $   55,807(14)         --    $ 39,509(15)
  President of NMHG Americas            1995    $226,200(1) $   60,969(14)         --    $ 42,132(15)

---------------

 (1) Under current disclosure requirements of the SEC certain of the amounts listed are being reported as "Salary", although the Company considers them as payments of cash in lieu of perquisites, which are at competitive levels as determined by the Company's Nominating and Compensation Committee. For Mr. Rankin, the amounts listed for 1997, 1996 and 1995 include payments of cash in lieu of perquisites of $72,400, $69,700 and $66,700, respectively. For Mr. Eklund, the amounts listed for 1997, 1996 and 1995 include payments of cash in lieu of perquisites of $46,300, $44,800 and $41,100, respectively. For Mr. Posey, the amounts listed for 1997, 1996 and 1995 include payments of cash in lieu of perquisites of $34,600, $33,400 and $11,500, respectively. For Mr. Miercort, the amounts listed for 1997, 1996 and 1995 include payments of cash in lieu of perquisites of $28,731, $27,759 and $28,913, respectively. For Mr. Muller, the amounts listed for 1997, 1996 and 1995 include payments of cash in lieu of perquisites of $25,700, $24,900 and $24,200, respectively.

 (2) For Mr. Rankin, the amounts listed for 1997, 1996 and 1995 include payments of cash of $464,900, $290,400 and $256,455, respectively, pursuant to the NACCO Industries, Inc. Annual Incentive Compensation Plan and the NACCO Industries, Inc. Supplemental Annual Incentive Compensation Plan.

 (3) For Mr. Rankin, the amounts listed for 1997 and 1996 were distributed in the form of 7,614 and 7,912 shares of Class A Common and cash payments in the amount of $299,493 and $237,049, respectively. The foregoing cash payments are intended to be the approximate amounts required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. These amounts were distributed under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (the "NACCO Long-Term Plan").

 (4) For Mr. Rankin, the amounts listed for 1997, 1996 and 1995 include $4,000, $3,750 and $3,750, respectively, consisting of matching contributions by the Company under the NACCO Materials Handling Group, Inc. Profit Sharing Plan (the "NMHG Profit Sharing Plan"); and $66,038, $44,806 and $37,294, respectively, consisting of amounts credited and interest under The NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (the "NMHG Unfunded Benefit Plan").

 (5) For 1997, the amount listed includes credits and interest of $262,964 to The Retirement Benefit Plan for Alfred M. Rankin, Jr. by the Company. For 1996, the amount listed includes credits and interest of $226,645 to such plan by the Company. For 1995, the amount listed is an amended profit sharing amount which includes credits and interest of $214,269 to such plan by the Company. Mr. Rankin receives no other pension benefit from the Company.

 (6) The amount listed for 1995 includes $841,716, which was distributed in the form of 9,641 shares of Class A Common and a cash payment in the amount of $294,637. These amounts were distributed under the NACCO Long-Term Plan. The foregoing cash payment is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. Under current executive compensation disclosure requirements of the SEC these distributions are required to be reported as "Bonus," although the Company considers them to be long-term incentive compensation payouts, because the amounts are distributed largely in the form of shares of Class A Common, the transfer of which is restricted for ten years. As of April 1995, the Nominating and Compensation Committee took steps under the NACCO Long-Term Plan so that the performance measurement period for awards would be longer than one year. Under the disclosure requirements of the SEC, awards for years after 1995 are characterized as "long-term." See note (3) above. See also note (1) under "Long-Term Incentive Plans" on pages 12 and 13 for a further description of the NACCO Long-Term Plan.

 (7) For Mr. Eklund, these amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan.

 (8) For Mr. Eklund, the amounts listed for 1997, 1996 and 1995 include $20,300, $17,639 and $10,295, respectively, consisting of contributions by NMHG under the NMHG Profit Sharing Plan; and $69,998, $52,073 and $67,472, respectively, consisting of amounts credited and interest under the NMHG Unfunded Benefit Plan.

 (9) Mr. Posey commenced employment with Hamilton Beach/Proctor-Silex effective September 1, 1995.

(10) For Mr. Posey, the amounts listed for 1997 and 1996 were paid in cash pursuant to the Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan. In 1995, $62,700 was paid in cash pursuant to the Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan and $60,000 was paid as a signing bonus.

(11) For Mr. Posey, the amounts listed for 1997, 1996 and 1995 include $17,744, $1,500 and $375, respectively, consisting of contributions by Hamilton Beach/Proctor-Silex under the Hamilton Beach/Proctor-Silex Employees' Retirement Savings Plan; $48,003, $0, and $0, respectively, consisting of amounts credited by Hamilton Beach/Proctor-Silex under the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan; and $19,346, $89,926 and $13,193, respectively, for reimbursement of moving expenses.

(12) For Mr. Miercort, these amounts were paid in cash pursuant to The North American Coal Corporation Annual Incentive Compensation Plan.

(13) For Mr. Miercort, the amounts listed for 1997, 1996 and 1995 include $8,000, $7,500 and $7,500, respectively, consisting of matching contributions by North American Coal under the North American Coal Savings Plan; and $36,811, $24,966 and $26,829, respectively, consisting of amounts credited and interest under the North American Coal Deferred Compensation Plan.

(14) For Mr. Muller, these amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan.

(15) For Mr. Muller, the amounts listed for 1997, 1996 and 1995 include $20,300, $17,639 and $15,150, respectively, consisting of contributions by NMHG under the NMHG Profit Sharing Plan; and $32,410, $21,870 and $26,982, respectively, consisting of amounts credited and interest under the NMHG Unfunded Benefit Plan.

STOCK OPTION GRANTS

     The Company did not grant any stock options under the Company's 1975 Stock Option Plan or 1981 Stock Option Plan (the "Stock Option Plans") during the fiscal year ended December 31, 1997 to any person, including the Named Executive Officers. The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. There are no outstanding options to purchase shares of the Company's Class B Common.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information for the fiscal year ended December 31, 1997 with respect to the exercised and unexercised options to purchase the Company's Class A Common granted to the Named Executive Officers in prior years under the Stock Option Plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                   SHARES                 OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                                 ACQUIRED ON    VALUE               (#)(1)                AT FISCAL YEAR-END ($)
                                  EXERCISE     REALIZED   ---------------------------   ---------------------------
             NAME                    (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Alfred M. Rankin, Jr.                --          --         25,000           --         $1,790,638         --
Reginald R. Eklund                   --          --             --           --                 --         --
Richard E. Posey                     --          --             --           --                 --         --
Clifford R. Miercort                 --          --             --           --                 --         --
Frank G. Muller                      --          --             --           --                 --         --

---------------

(1) Shares of Class A Common.

LONG-TERM INCENTIVE PLANS

     The following table sets forth information concerning awards to the Named Executive Officers during fiscal year 1997, and estimated payouts in the future, under long-term incentive plans of the Company and its principal subsidiaries.

    LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR FOR FUTURE YEARS

                                       NUMBER OF
                                        SHARES,      PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                        UNITS OR       OR OTHER         NON-STOCK PRICE-BASED PLANS
                                         OTHER       PERIOD UNTIL   -----------------------------------
                                         RIGHTS       MATURATION    THRESHOLD     TARGET      MAXIMUM
                NAME                    ($ OR #)      OR PAYOUT     ($ OR #)     ($ OR #)     ($ OR #)
                ----                  ------------   ------------   ---------   ----------   ----------
Alfred M. Rankin, Jr.(1)                $728,600         2 years       $0       $  728,600   $1,131,150
                                        $728,600         5 years       $0       $        0   $  418,034
Reginald R. Eklund(2)                     52,645 Units  10 years       $0       $1,809,274             (2)
Richard E. Posey(3)                       94,240 Units  10 years       $0       $2,054,098             (3)
Clifford R. Miercort(4)                 $192,465         2 years       $0       $  192,465             (4)
Frank G. Muller(2)                        20,887 Units  10 years       $0       $  717,833             (2)

---------------

(1) Under the NACCO Long-Term Plan, participants, including Mr. Rankin, are eligible for awards paid partly in shares of Class A Common and partly in cash for performance against a target which is based upon the Company's consolidated adjusted return on equity over multiple-year periods. Effective January 1, 1997, participants were granted dollar-denominated target awards. Final awards, if any, will be received in 1999 ("base period awards") based upon the Company's consolidated adjusted return on equity for the period from January 1, 1997 through December 31, 1998 against a pre-established target. Participants are also eligible to receive a supplemental payout on such awards in 2002 ("consistent performance awards") based upon the Company's consolidated adjusted return on equity performance for the 5-year period from January 1, 1997 through December 31, 2001 against the same pre-established target. No consistent performance award is payable if the Company's consolidated adjusted return on equity performance for the relevant period is at or below target. The maximum payouts of the consistent performance awards cannot exceed 50 percent of the base period target awards, plus an annual inflation factor. Sixty-five percent of all payouts are distributed in shares of Class A Common, with the number of shares based upon the average closing price of Class A Common on the New York Stock Exchange at the end of each week during 1998 (in the case of the base period awards) and 2001(in the case of consistent performance awards).

    The shares of Class A Common issued as a portion of these awards under the NACCO Long-Term Plan are fully vested but may not be transferred until the earlier of (a) December 31, 2008, (b) the participant's death or disability, or (c) five years after retirement. A participant may also request at any time after three years that the Nominating and Compensation Committee authorize the lapse of restrictions on up to 20% of shares issued under the NACCO Long-Term Plan for the purchase of a principal residence or payments of certain medical or educational expenses. Because the total value of a final award is currently taxable as income to the participant, the balance of the final award is paid in cash in an amount which is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

(2) Messrs. Eklund and Muller are participants in the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (the "NMHG Long-Term Plan"). Under the NMHG Long-Term Plan, participants are awarded "book value appreciation units" which vest ten years from the date of award, or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the NMHG Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of certain medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made are canceled. There are no threshold or maximum values for an award. Assuming a target adjusted return on equity over ten years, Mr. Eklund's 52,645 book value appreciation units awarded effective January 1, 1998 would entitle him to a cash payment on December 31, 2007 of $1,809,274. The actual payout to Mr. Eklund on such date may be greater or less, depending upon whether NMHG's actual book value has increased or decreased as compared to the target for book value growth over the period. Mr. Eklund was previously awarded 65,000 book value appreciation units effective on January 1, 1990, which units will vest on December 31, 1999, 21,690 book value appreciation units effective on January 1, 1993, which units will vest on December 31, 2002, and 100,403 book value appreciation units effective January 1, 1994, which units will vest on December 31, 2003. Assuming a target adjusted return on equity over ten years, Mr. Muller's 20,887 book value appreciation units awarded effective January 1, 1998 would entitle him to a cash payment on December 31, 2007 of $717,833. The actual payout to Mr. Muller may be greater or less, depending upon whether NMHG's actual book value has increased or decreased as compared to the target for book value growth over the period. Mr. Muller was previously awarded 15,154 book value appreciation units effective on January 1, 1990, which units will vest on December 31, 1999, 3,958 book value appreciation units effective on January 1, 1993, which units will vest on December 31, 2002, 31,739 book value appreciation units effective on July 1, 1993, which units will vest on June 30, 2002, and 43,558 book value appreciation units effective on January 1, 1994, which units will vest on December 31, 2003.

(3) Mr. Posey is a participant in the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (the "HBPS Long-Term Plan"). Under the HBPS Long-Term Plan, participants are awarded "book value appreciation units" which vest ten years from the date of award, or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of certain medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made are canceled. There are no threshold or maximum values for an award. Assuming a target adjusted return on equity over ten years, Mr. Posey's 94,240 book value appreciation units awarded effective January 1, 1998 would entitle him to a cash payment on December 31, 2007 of $2,054,098. The actual payout to Mr. Posey may be greater or less, depending upon whether Hamilton Beach/Proctor-Silex's actual book value has increased or decreased as compared to the target for book value growth over the period. Mr. Posey was previously awarded 166,240 book value appreciation units effective on October 1, 1995, which units will vest on September 30, 2005.

(4) Effective on January 1, 1990, Mr. Miercort was awarded the right to participate in The North American Coal Corporation Value Appreciation Plan (the "North American Coal Long-Term Plan") at a rate equal to a specified percentage of his salary range midpoint, as determined by the North American Coal Nominating, Organization and Compensation Committee. When the North American Coal Long-Term Plan was adopted, the North American Coal Nominating, Organization and Compensation Committee set net income appreciation goals which are based upon achieving underlying year-by-year targets for each year during the ten-year term of the Plan. These goals are adjusted each year for inflation and to take into account any "new projects" initiated in the interim. Once a plan year is completed, the actual net income during that plan year is measured against the adjusted net income goal for that plan year to determine the annual net income appreciation of current and new projects (the "Annual Factor"). Similarly, actual cumulative net income for the term of the Plan to date is measured against the cumulative adjusted net income goals to date to determine the cumulative net income appreciation of current and new projects (the "Cumulative Factor") against the ten-year target.

    When the Plan was adopted, the Committee also set a goal for the cumulative net income appreciation due to new projects over the term of the Plan. At the end of each plan year, the present value of expected cumulative net income appreciation of all new projects initiated during that year is measured against the cumulative new project goal to determine the net income appreciation due to the acquisition of new projects (the "New Project Factor"). In addition, if it is determined in any plan year (an "Adjustment Year") that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project as the result of a prior year's New Project Factor will reduce the New Project Factor in the Adjustment Year (the "New Project Adjustment"). If the New Project Adjustment is large enough, it is possible for participants to receive negative awards in a given year.

    At the start of each year during the ten-year term of the Plan, a target award is set for each participant as a percentage of salary midpoint. The amount shown for Mr. Miercort represents the target award which is based upon his salary range midpoint for 1998. Following the end of the year, this target amount is adjusted by the Annual Factor, the Cumulative Factor and the New Project Factor. In addition, the New Project Adjustment is made, if applicable. Target amounts as so adjusted are credited or debited to an account for the benefit of the participant, which earns interest based upon the average monthly rate of ten-year U.S. Treasury Bonds. There are no threshold or maximum values for an award. All amounts in these accounts vest at the rate of 10% each year, and become fully vested on December 31, 1999. Vested amounts are payable in cash on the earlier of December 31, 1999, or the participant's death, disability, retirement or other reasons within the discretion of the North American Coal Nominating, Organization and Compensation Committee. Earlier payments of vested amounts may be permitted within the discretion of the North American Coal Nominating, Organization and Compensation Committee in the event of a financial hardship or unforeseen financial emergency.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Company's Board of Directors and the Nominating, Organization and Compensation Committees of the Company's subsidiary boards of directors (collectively, the "Compensation Committee") have furnished the following report on executive compensation. The members of the Nominating and Compensation Committee for 1997 were John J. Dwyer (Chairman), Robert M. Gates, Ian M. Ross, John C. Sawhill and John F. Turben (beginning May 14, 1997). The members of the Nominating, Organization and Compensation Committees of the Company's principal subsidiaries, NMHG, Hamilton Beach/Proctor-Silex and North American Coal consist of these individuals, as well as Dennis W. LaBarre and Alfred M. Rankin, Jr. Messrs. LaBarre and Rankin are not members of the Nominating and Compensation Committee of the Company, and their participation in this report is limited to the portions of the report relating to the Company's subsidiaries.

  COMPENSATION POLICY

     The guiding principle of the executive compensation program of the Company and its subsidiaries in recent years has been the maintenance of a strong link between an executive officer's compensation and individual performance and the performance of the Company or the subsidiary for which the executive officer has responsibility. Comprehensively defined target total compensation is established for each executive officer position following rigorous evaluation standards to ensure internal equity. Such total compensation is targeted explicitly in dollar terms as the sum of base salary plus perquisites, short-term incentives and long-term incentives. While the Company offers opportunities for its executive officers to earn truly superior compensation for outstanding results, this link includes significantly reduced compensation for weak results.

     In accordance with the foregoing philosophy, the Compensation Committee approves a mix of base salaries and incentive plans for each executive officer such that base salary levels are at levels appropriate to allow incentive plans to serve as significant motivating factors. Base salary and incentive compensation levels for each officer are based upon the recommendations of the Company's independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of the Company's philosophy, as summarized above. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of executive officers with the long-term interests of stockholders by basing a substantial portion of the incentive compensation package upon return on equity performance and book value appreciation rather than on cyclical movements in stock price. Finally, in addition to providing certain other perquisites, target levels of perquisites for executive officers are converted into fixed dollar amounts and paid in cash, an approach which recognizes that perquisites are largely just another form of compensation, albeit separate and distinct from salary and incentive compensation.

     The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. If management ultimately determines that any changes in the federal income tax laws significantly diminish or otherwise undercut the incentives intended to be created by the NACCO Long-Term Plan, the Company may reconsider its previously announced intention to not make further awards under its Stock Option Plans.

     In sum, the executive compensation program at the Company and its subsidiaries is designed to reward executive officers with competitive total compensation for achievement of specific corporate and individual goals, while at the same time making them long-term stakeholders in the Company. In years when the Company has lower financial results, payouts under the incentive components of the Company's compensation plans will reflect these results. In years when the Company has better financial results, payouts under the incentive components of the Company's compensation plans will be greater. The Company believes that over time the program will encourage executive officers to earn incentive pay significantly greater than 100% of target by delivering outstanding managerial performance.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company will be denied deductions in certain circumstances for compensation paid to the chief executive officer and the other four most highly compensated executive officers to the extent that the compensation for any of such individuals exceeds one million dollars for the taxable year. In response to this law and the regulations promulgated thereunder, the stockholders of the Company have approved the Supplemental Annual Incentive Compensation Plan (the "Supplemental Short-Term Plan") and the NACCO Long-Term Plan. Both plans were designed so that, together with steps taken by the Compensation Committee in the administration of the NACCO Long-Term Plan, payouts on awards made under the plans should not count towards the one million dollar cap which the law imposes for purposes of federal income tax deductibility. The Compensation Committee intends to consider other changes in the Company's executive compensation programs where it makes sense to do so and is consistent with the Company's compensation objectives, as may be necessary from time to time to preserve the deductibility of compensation awards.

  EXECUTIVE COMPENSATION AND COMPANY PERFORMANCE

     The three main elements of the Company's executive compensation program -- base salary, short-term incentive compensation and long-term incentive compensation -- are carefully reviewed by the Compensation Committee as to their relationship to the performance of the Company and its subsidiaries.

     Base Salary. To assist the Compensation Committee in fixing base salary levels which are at adequately competitive levels, an independent outside consultant analyzes a survey of a broad group of domestic industrial organizations from all segments of industry ranging in size from under $150 million to over $5 billion in annual revenues. Organizations participate in the survey based upon their voluntary submission of data to the independent consultant, as well as their ability to pass the consultant's quality assurance controls. For 1997, participants included 371 parent organizations and 552 independent operating units. Comparing positions of similar scope and complexity, the consultant derives a median salary level for each executive officer position at the Company and its principal subsidiaries and provides that information to the Compensation Committee. All information provided to the Compensation Committee is on an industry-wide basis as opposed to a comparison with individual companies that may compete with the Company and its principal subsidiaries. The Compensation Committee uses the median, or salary midpoint ("Salary Midpoint"), for purposes of determining the salary range for each executive officer. The Compensation Committee then sets the salary for each executive officer, which is within the salary range, and is dependent upon additional factors such as the executive officer's performance.

     Because the Compensation Committee uses Salary Midpoints based on studies of domestic industrial organizations from all segments of industry, the Company does not believe that there is a meaningful relationship between executive salary levels of each subsidiary determined by the Compensation Committee and the executive salary levels of the companies that make up the S&P Diversified Machinery Index. That index, which is used by the Company as the published industry index for comparison to the Company's stock price performance, was chosen because NMHG is the Company's largest subsidiary in terms of asset value and revenues.

     Short-Term Incentive Compensation. At the beginning of 1997, the Compensation Committee adopted target performance levels for consolidated adjusted return on equity for the Company (upon which awards under the Company's Supplemental Short-Term Plan are based), and various performance criteria for the Company's subsidiaries such as net income, return on equity in properly capitalized tangible assets, market share, sales development and support costs (depending on the business unit) (upon which awards under the Company's Annual Incentive Compensation Plan (the "Short-Term Plan") are based) for that year. The short-term incentive plans for the Company and its subsidiaries essentially follow the same basic pattern for award determination. Performance targets are established within the Compensation Committee's discretion, and are generally based upon management's recommendations as to the performance objectives of the particular business for the year. Target awards for executive officers are established at specified percentages of each individual's Salary Midpoint.

     Final awards for each individual under the short-term incentive plans of the Company and its subsidiaries are based on the individual's target award, adjusted for performance by the business unit against the established targets, and for all such plans except the Supplemental Short-Term Plan for performance by the individual against individual goals. The Compensation Committee, in its discretion, may also increase or decrease awards under all such plans (except for the Supplemental Short-Term Plan pursuant to which awards may be decreased, but not increased), and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards. In no event will short-term incentive payments exceed 150% of the target amount.

     The short-term annual incentive plans of the Company and its subsidiaries provide target compensation of 20% to 65% of Salary Midpoint, depending on the executive officer's position and subsequent performance during the fiscal year. Although it varies by business unit, target awards generally are tied to the annual operating and financial targets for the particular business unit, and in most cases, to longer-term objectives such as long-term adjusted return on equity performance targets for the business unit.

     Long-Term Incentive Compensation. For 1997, the long-term incentive compensation plans for the Company and its subsidiaries, established at target performance levels by the Compensation Committee, were designed to provide the equivalent of 10% to 105% of Salary Midpoint (unless the amount is currently taxable, in which case the targets are adjusted accordingly).

     The long-term incentive compensation plan for the parent holding company uses the Company's consolidated adjusted return on equity as a measure of incentive compensation. The consolidated adjusted return on equity targets are established by the Compensation Committee, and are set at levels believed to provide an appropriate measure of stockholder protection. In general, each year participants are granted dollar-denominated target base period awards based on performance periods of two years and target consistent performance awards based on performance periods of up to five years. Target awards are set based on a percentage of each executive officer's Salary Midpoint, and are adjusted as of the end of the base period based upon the Company's consolidated adjusted return on equity. Consistent performance awards are intended to supplement the base period awards granted to participants. No consistent performance award is payable if the Company's consolidated adjusted return on equity performance for the relevant period is at or below target.

     Approximately sixty-five percent of all of the foregoing awards are distributed in shares of Class A Common, the transfer of which is restricted for ten years, with the number of shares awarded being based on the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the last year of the appropriate performance period. An average price mechanism, rather than year-end price or price on the date of payment, is used in determining the number of shares to be awarded because the Compensation Committee believes that valuation at a single point in time in a year is likely to lead to inappropriate results. The balance of the award is paid in cash and is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

     The Compensation Committee believes that these incentive compensation plan awards promote a long-term focus on the profitability of the Company because, although a recipient may receive a payout after the end of the base period and each consistent performance period, he is effectively required to invest the noncash portion of the payout in the Company for a ten-year period. This is because the shares distributed may not be transferred for ten years following the year the original target awards are established. During the restriction period, the ultimate value of a payout is subject to change based upon the value of the Class A Common. The value is enhanced as the value of the Class A Common appreciates (or is decreased as the value of the Class A Common is reduced), and thus such awards provide the recipient with an incentive over the ten-year period to increase the value of the Company, to be reflected in the increased value of the Class A Common.

     The subsidiaries' long-term incentive compensation plans are linked to future performance of the particular business unit. Similar to the parent holding company's long-term incentive plan, each subsidiary plan establishes target awards based on an executive officer's Salary Midpoint. Under the plans at NMHG and Hamilton Beach/Proctor-Silex, the target award is set with the grant of "book value appreciation units." The actual amount paid ten years after the date of original grant depends upon the increase in the book value of the particular business unit over the time period. The North American Coal long-term incentive compensation plan provides for awards of the right to participate in the plan at a rate equal to a specified percentage of the individual's Salary Midpoint. The target amount allocated to a participant is adjusted at the end of each year for the actual net income during that plan year to determine the annual net income appreciation of current and new mining projects against previously set annual targets. Similarly, the target amount is adjusted at the end of each year for the actual cumulative net income for the term of the plan to date to determine the cumulative net income appreciation of current and new projects against previously set targets. At the end of each plan year, the target amount is also adjusted for the present value of expected cumulative net income appreciation of all new projects initiated during that year to determine the net income appreciation due to the acquisition of new projects against previously set targets. Finally, if it is determined in any plan year that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project will reduce the new project adjustment in that year. If the new project adjustment is large enough, it is possible for participants to receive negative awards in a given year. Amounts credited under the North American Coal plan, which became effective on January 1, 1990, vest at the rate of 10% for each year following the effective date of the initial award and are fully vested on December 31, 1999, and will be paid in cash during the first calendar quarter of 2000.

     The long-term incentive plans at the Company and its subsidiaries generally require long-term commitment on the part of the Company's executive officers, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the enterprise for an extended period to strengthen the tie between stockholders' and executive officers' long-term interests. The ultimate compensation purpose of such long-term incentive plans is to enable executive officers to accumulate capital through future managerial performance which contributes to the future success of the Company's businesses.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation awarded to the Company's chief executive officer reflects the basic philosophy generally discussed above that compensation for all employees should be based on Company and individual performance.

     The Nominating and Compensation Committee considered that in 1997 the Company had much improved earnings and made substantial progress towards its strategic and financial objectives. The Committee believes that this progress further enhances opportunities for improvements in stockholder value, which have been increasingly recognized in the marketplace. The Committee believes that these trends reflect the solid leadership of Mr. Rankin over the past six and one-half years that he has served as chief executive officer of the Company. In particular, 1997's results reflected the impact of the Company's cost-reduction, operating efficiencies and profit improvement programs over the past several years as well as the Company's efforts to increase market share and improve product positioning at its principal subsidiaries in order to further enhance the long-term competitive advantage of the Company's businesses.

     In recognition of the Company's accomplishments in 1997, the Nominating and Compensation Committee increased Mr. Rankin's base salary approximately six percent in 1998 over his 1997 base salary. With respect to incentive compensation, Mr. Rankin's awards for 1997 under the Company's short-term and long-term incentive compensation plans were determined in the same manner as for all other participants in those plans. The Nominating and Compensation Committee established Mr. Rankin's short-term incentive compensation participation for 1997 at 65% of his Salary Midpoint. The actual performance of the Company in 1997 in terms of consolidated adjusted return on equity, and the actual performance of certain subsidiaries in terms of net income, market share and other strategic factors was predominantly above targeted levels of performance. The overall performance against target, and accordingly the annual incentive awards to plan participants, was 116.9% under the Company's Short-Term Plan and 107.0% under the Company's Supplemental Short-Term Plan, for an aggregate annual incentive compensation plan performance against target of 112.9%. In recognition of Mr. Rankin's leadership in 1997, the Nominating and Compensation Committee awarded Mr. Rankin 108.1% of the payout he otherwise would have received under the Short-Term Plan and 100.0% of the payout under the Supplemental Short-Term Plan.

     The Company's 1997 financial results also had a positive impact on long-term incentive compensation payouts for 1997, but to a lesser extent because the NACCO Long-Term Plan bases its payouts on consolidated adjusted return on equity against pre-established targets for multiple years. The long-term award targeted for Mr. Rankin in 1997 by the Nominating and Compensation Committee was 120.75% of his Salary Midpoint (adjusted from 105.0% to take into consideration the fact that the award is currently taxable to Mr. Rankin). Although the Company's consolidated adjusted return on equity for 1997 was above target, this was offset somewhat by the Company's 1996 consolidated adjusted return on equity which was below the same target. Accordingly, awards to plan participants, including Mr. Rankin, under the NACCO Long-Term Plan for the two-year period from January 1, 1996 through December 31, 1997, which was paid in early 1998, was 103.0% of targeted amounts. The NACCO Long-Term Plan also provides for payment of "consistent performance awards" when the Company's consolidated adjusted return on equity over multiple-year periods exceeds a pre-established target. The consolidated adjusted return on equity calculated pursuant to the 1995 NACCO Long-Term Plan for the three-year period ending December 31, 1997 exceeded the target established in 1995. Accordingly, plan participants, including Mr. Rankin, received consistent performance awards equal to 12% of their respective 1995 actual long-term awards.

JOHN J. DWYER, CHAIRMAN
ROBERT M. GATES
IAN M. ROSS
JOHN C. SAWHILL

JOHN F. TURBEN
DENNIS W. LABARRE*
ALFRED M. RANKIN, JR.*

* Messrs. LaBarre and Rankin are members of the compensation committees of the Company's principal subsidiaries only.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dennis W. LaBarre, a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is a partner in the law firm of Jones, Day, Reavis & Pogue. Such firm provided legal services on behalf of the Company and its principal subsidiaries during 1997 on a variety of matters, and it is anticipated that such firm will provide such services in 1998.

     Alfred M. Rankin, Jr., a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is chairman, president and chief executive officer of the Company.

STOCK PRICE PERFORMANCE PRESENTATION

     The following graphs compare the Company's total annual stock price performance on Class A Common against the total stock price performance of the S&P 500 Composite Stock Index and the S&P Diversified Machinery Composite Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.

     In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 1993 (base point December 31, 1992) and ending December 31, 1997.

                       1993-1997 Stock Price Performance
                                    Graph 1

                                                                 S&P
 Measurement Period                            S&P           Diversified
(Fiscal Year Covered)       NACCO              500            Machinery
1992                             100.00            100.00            100.00
1993                             100.84            110.08            148.07
1994                              95.86            111.53            144.14
1995                             111.37            153.44            177.88
1996                             108.90            188.67            221.71
1997                             220.74            251.61            293.28

      Assumes $100 invested at December 31, 1992 with dividends reinvested

     The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company's stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company's stock and the level of the composite indices. The Company, therefore, has provided Graph 2 which compares the returns for the Company and the S&P 500 Composite Stock Index based upon the average of the daily closing stock price (portrayed by the data presented in bold type) compared with the corresponding information from Graph 1 which is based upon the change in the stock price for each fiscal year for the same period as in Graph 1.

                       1993-1997 Stock Price Performance
                                    Graph 2

                                                                                   S&P
                                                                NACCO              500
     Measurement                                                 (12-              (12-
       Period                                                   Month             Month
    (Fiscal Year                               S&P              Moving            Moving
      Covered)              NACCO              500             Average)          Average)
1992                             100.00            100.00            100.00            100.00
1993                             100.84            110.08            104.05            111.82
1994                              95.86            111.53            119.09            117.17
1995                             111.37            153.44            123.28            141.80
1996                             108.90            188.67            117.12            179.67
1997                             220.74            251.61            163.56            237.79

      Assumes $100 invested at December 31, 1992 with dividends reinvested
       12-month moving average data is based upon the daily closing price

     The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. Accordingly, the long-term incentive compensation plans of the Company and its subsidiaries are linked to values reflecting long-term operating and financial achievement, not short-term stock price fluctuations, as further described in the "Report of the Compensation Committee on Executive Compensation -- Executive Compensation and Company Performance -- Long-Term Incentive Compensation" on pages 17 and 18. The Company, therefore, has included Graph 3 which compares the 10-year returns for the Company and the S&P 500 Composite Stock Index based upon the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1988 (base point December 31, 1987) and ending December 31, 1997.

                       1993-1997 Stock Price Performance
                                    Graph 3

     Measurement Period                               S&P
   (Fiscal Year Covered)           NACCO              500
1987                                    100.00            100.00
1988                                    126.36            109.12
1989                                    190.13            137.47
1990                                    213.52            147.14
1991                                    195.40            171.55
1992                                    215.19            195.52
1993                                    223.91            218.64
1994                                    256.27            229.11
1995                                    265.29            277.28
1996                                    252.04            351.34
1997                                    351.98            464.99

      Assumes $100 invested at December 31, 1987 with dividends reinvested
       12-month moving average data is based upon the daily closing price

     The following table contains the annual returns expressed in percentages for the indices set forth in the preceding graphs.

      ANNUAL RETURNS OF INDICES INCLUDED ON STOCK PRICE PERFORMANCE GRAPHS

           YEAR-END CLOSING PRICE
       ------------------------------   AVERAGE OF DAILY
                            S&P 500      CLOSING PRICE
                          DIVERSIFIED   ----------------
YEAR   NACCO    S&P 500    MACHINERY    NACCO    S&P 500
----   ------   -------   -----------   ------   -------
1987                                      0.00%    0.00%
1988                                     26.36%    9.12%
1989                                     50.47%   25.98%
1990                                     12.30%    7.03%
1991                                     -8.49%   16.59%
1992                                     10.13%   13.97%
1993     0.84%   10.08%      48.07%       4.05%   11.82%
1994    -4.94%    1.32%      -2.66%      14.45%    4.79%
1995    16.18%   37.58%      23.41%       3.52%   21.02%
1996    -2.22%   22.96%      24.64%      -4.99%   26.71%
1997   102.70%   33.36%      32.28%      39.65%   32.35%

PENSION PLANS

  NORTH AMERICAN COAL PENSION PLANS

     The following table sets forth the estimated maximum annual benefits under the North American Coal defined benefit pension plans (both qualified and non-qualified) which would be payable on a straight life annuity basis, in various compensation classifications upon retirement at age 65, after selected periods of service:

  FINAL
 AVERAGE                YEARS OF SERVICE AT RETIREMENT
ANNUAL PAY   ----------------------------------------------------
  AGE 65     15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
----------   --------   --------   --------   --------   --------
 $125,000    $ 27,802   $ 37,070   $ 46,337   $ 55,604   $ 58,729
  150,000      33,802     45,070     56,337     67,604     71,354
  175,000      39,802     53,070     66,337     79,604     83,979
  200,000      45,802     61,070     76,337     91,604     96,604
  225,000      51,802     69,070     86,337    103,604    109,229
  250,000      57,802     77,070     96,337    115,604    121,854
  300,000      69,802     93,070    116,337    139,604    147,104
  350,000      81,802    109,070    136,337    163,604    172,354
  400,000      93,802    125,070    156,337    187,604    197,604
  450,000     105,802    141,070    176,337    211,604    222,854
  500,000     117,802    157,070    196,337    235,604    248,104
  550,000     129,802    173,070    216,337    259,604    273,354
  600,000     141,802    189,070    236,337    283,604    298,604
  650,000     153,802    205,070    256,337    307,604    323,854
  700,000     165,802    221,070    276,337    331,604    349,104
  750,000     177,802    237,070    296,337    355,604    374,354
  800,000     189,802    253,070    316,337    379,604    399,604

     For computing pension benefits under the North American Coal plans, "Final Average Annual Pay" is based on the average annual earnings for the highest five consecutive years during the last ten years prior to retirement. Earnings include those amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 10, which are paid to the executive officers, other than amounts which represent severance payments, relocation allowances and other similar fringe benefits. The 1997 earnings of Mr. Miercort that would be taken into account under the plans is $514,699.

     As of December 31, 1997, the number of years of service under the North American Coal plans for Mr. Miercort is 22 years. The benefits under the North American Coal plans for Mr. Miercort are not subject to a Social Security offset.

  HAMILTON BEACH/PROCTOR-SILEX PENSION PLANS

     For 1995 and 1996, Mr. Posey was covered by the defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex. Hamilton Beach/Proctor-Silex credited an amount to a notional account for each covered employee under the plans based on a formula which took into account the employee's age, compensation and the company's profits. Effective as of December 31, 1996, the defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex were permanently frozen for all participants.

     The frozen notional account balances are credited with interest equal to 1% above the one-year Treasury Bill rate (with a minimum of 5% and a maximum of 12%) until benefit commencement. The notional account balances are paid in the form of a lump sum or are converted to an annuity to provide monthly benefit payments. The estimated annual pension benefit for Mr. Posey under the cash balance plans, based on compensation, service and interest credits through December 31, 1997, which would be payable on a straight life annuity basis at age 65 is $726.

2. CONFIRMATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company recommends a vote for confirmation of the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the current fiscal year. It is intended that the shares represented by proxies in the enclosed form(s) will be voted for confirmation of Arthur Andersen LLP as the independent certified public accountants, unless contrary instructions are received. It is expected that representatives of Arthur Andersen LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon its review of the copies of Section 16(a) forms received by it, and upon written representations from reporting persons concerning the necessity of filing a Form 5-Annual Statement of Changes in Beneficial Ownership, the Company believes that, during 1997, all filing requirements applicable for reporting persons were met, except as follows:

        Frank F. Taplin filed a report on Form 4 which identified one transaction not reported on a timely basis; Jennifer Dickerman filed a report on Form 5 which identified two transactions not reported on a timely basis; David
F. Taplin filed a report on Form 5 which identified two transactions not reported on a timely basis; Richard B. Tullis filed a report on Form 5 which identified two transactions not reported on a timely basis; Yoshinori Ohno filed a late Form 3; Jennifer T. Jerome filed a report on Form 4 which identified one transaction not reported on a timely basis; Martha S. Kelly filed a report on Form 4 which identified one transaction not reported on a timely basis; Bruce T. Rankin filed a report on Form 4 which identified one transaction not reported on a timely basis; Clara L.T. Rankin filed a report on Form 5 which identified one transaction not reported on a timely basis; Alfred M. Rankin, Jr. filed a report on Form 4 which identified one transaction by him, one transaction by his retirement account, one transaction by a trust of which he serves as trustee and one transaction by each of his wife and two children not reported on a timely basis; Alfred M. Rankin, Jr. filed a report on Form 5 which identified one transaction by a trust of which he serves as trustee not reported on a timely basis; Helen R. Butler filed a report on Form 4 which identified one transaction by her, one transaction by her father's retirement account, one transaction by a trust of which her father serves as trustee and one transaction by each of her father, mother and sister not reported on a timely basis; Helen
R. Butler filed a report on Form 5 which identified one transaction by a trust of which her father serves as trustee not reported on a timely basis; J.C. Butler, Jr. filed a report on Form 4 which identified one transaction by his spouse not reported on a timely basis; Clara T. Rankin filed a report on Form 4 which identified one transaction by her, one transaction by her father's retirement account, one transaction by a trust of which her father serves as trustee and one transaction by each of her father, mother and sister not reported on a timely basis; Clara T. Rankin filed a report on Form 5 which identified one transaction by a trust of which her father serves as trustee not reported on a timely basis; Victoire G. Rankin filed a report on Form 4 which identified one transaction by her, one transaction by her husband's retirement account, one transaction by a trust of which her husband serves as trustee and one transaction by each of her husband and two children not reported on a timely basis; Victoire G. Rankin filed a report on Form 5 which identified one transaction by a trust of which her husband serves as trustee not reported on a timely basis; Susan Sichel filed a report on Form 5 which identified two transactions not reported on a timely basis; Margaret E. Taplin filed a report on Form 5 which identified two transactions not reported on a timely basis; Frank E. Taplin, Jr. filed a report on Form 5 which identified two transactions not reported on a timely basis.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting must be received at the Company's executive offices on or before November 30, 1998. Such proposals should be submitted by certified mail, return receipt requested, addressed to the Company, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, Attention: Secretary. The Company's Nominating and Compensation Committee will consider stockholder suggestions for nominees for election to the Company's Board of Directors if such suggestions are in writing, set forth the nominee's name, address and ownership of Class A Common and Class B Common, and are accompanied by a resume of the nominee's education and business experience (including directorships, employments and civic activities) and a written consent by the nominee that such nominee is desirous of being considered as a nominee and, if nominated and elected, such nominee will serve as a director. Such suggestions should be submitted in the manner and to the address set forth above and must be received at the Company's executive offices on or before December 31, 1998.

                            SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Class A Common and Class B Common held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     The directors know of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                            CHARLES A. BITTENBENDER
                                            Secretary

Mayfield Heights, Ohio
March 30, 1998

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO FILL OUT, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO HOLD BOTH CLASS A COMMON AND CLASS B COMMON SHOULD FILL OUT, SIGN, DATE AND RETURN BOTH FORMS OF PROXY.

                             NACCO INDUSTRIES, INC.
                              Class A Common Stock
                 Solicited on behalf of the Board of Directors
P                        for Annual Meeting, May 13, 1998
R
O   The undersigned hereby appoints Owsley Brown II, Robert M. Gates and Alfred
X   M. Rankin, Jr., and each of them, as proxies, with full power of
Y substitution, to vote and act for and in the name of the undersigned as fully as the undersigned could vote and act if personally present at the annual meeting of stockholders of NACCO Industries, Inc. to be held on May 13, 1998, and at any adjournment or adjournments thereof, as follows and in accordance with their judgment upon any other matter properly presented.

    The election of the nominees listed below as directors are:

    Owsley Brown II, Robert M. Gates, Leon J. Hendrix, Jr., Dennis W. LaBarre, Alfred M. Rankin, Jr., Ian M. Ross, John C. Sawhill, Britton T. Taplin, David F. Taplin and John F. Turben.


-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


NACCO INDUSTRIES, INC.                 ANNUAL
                                       MEETING OF
                                       STOCKHOLDERS

                                       MAY 13, 1998

------
|    |   Please mark your
| X  |   vote as in this                                                2057
|    |   example.
------
              This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and FOR proposal 2.
------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
------------------------------------------------------------------------------
                 FOR  WITHHELD                            FOR  AGAINST  ABSTAIN
1. Election of                   2. Proposal to confirm
   Directors                        the appointment of
   (see reverse)                    Arthur Andersen LLP
                                    as independent
For, except vote withheld           certified public
from the following                  accountants.
nominee(s):

------------------------
                                    Please sign exactly as name appears hereon.
                                    Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.



                                    --------------------------------------------



                                    --------------------------------------------
                                    SIGNATURES(S)                        DATE

------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                   IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

                             NACCO INDUSTRIES, INC.
                              Class B Common Stock
                 Solicited on behalf of the Board of Directors
                        for Annual Meeting, May 13, 1998

P         The undersigned hereby appointees Owsley Brown II, Robert M. Gates and
R         Alfred M. Rankin, Jr., and each of them, as proxies, with full power
O         of substitution, to vote and act for and in the name of the
X         undersigned as fully as the undersigned could vote and act if
Y personally present at the annual meeting of stockholders of NACCO Industries, Inc. to be held on May 13, 1998, and at any adjournment or adjournments thereof, as follows and in accordance with their judgment upon any other matter properly presented.

          The election of the nominees listed below as directors are:

          Owsley Brown II, Robert M. Gates, Leon J. Hendrix, Jr., Dennis W. LaBarre, Alfred M. Rankin, Jr., Ian M. Ross, John C. Sawhill, Britton
          T. Taplin, David F. Taplin and John F. Turben.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE





NACCO INDUSTRIES, INC.                       ANNUAL
                                             MEETING OF
                                             STOCKHOLDERS

                                             MAY 13, 1998

------
|    |   Please mark your
| X  |   vote as in this                                                2056
|    |   example.
------
              This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors and FOR proposal 2.
------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
------------------------------------------------------------------------------
                 FOR  WITHHELD                            FOR  AGAINST  ABSTAIN
1. Election of                   2. Proposal to confirm
   Directors                        the appointment of
   (see reverse)                    Arthur Andersen LLP
                                    as independent
For, except vote withheld           certified public
from the following                  accountants.
nominee(s):

------------------------
                                    Please sign exactly as name appears hereon.
                                    Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.



                                    --------------------------------------------



                                    --------------------------------------------
                                    SIGNATURES(S)                        DATE

------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                   IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED